Exhibit 23


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 10, 2006 relating to the financial statements, financial statement schedules, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of CH Energy Group, Inc., which appears in CH Energy Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2005.


/s/ PricewaterhouseCoopers LLP

Buffalo, New York
June 5, 2006